Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION:
Media Relations: Jim Vitak (614) 790-3715 jevitak@ashland.com	Investor Relations: Daragh Porter (859) 815-3825 dlporter@ashland.com

FOR IMMEDIATE RELEASE August 28, 2006

Ashland Inc. closes sale of APAC
to Oldcastle Materials, Inc.

COVINGTON, Ky. - Ashland Inc. (NYSE: ASH) today completed the closing of its previously announced agreement to sell the stock of its wholly owned subsidiary, Ashland Paving And Construction, Inc. (“APAC”), to Oldcastle Materials, Inc. The sale price of $1.30 billion is subject to adjustments for changes in working capital and certain other accounts from Sept. 30, 2005, until closing. After-tax proceeds, pre-adjustment, are estimated to total $1.25 billion.
“Today, Ashland completed a major step in our multiyear transformation into a diversified chemical company,” said James J. O’Brien, Ashland’s chairman and chief executive officer. “We will now focus on growing our businesses, both organically and through acquisitions, while establishing a top-quartile cost structure, in order to generate long-term value for Ashland’s shareholders.”
Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four wholly owned divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.

Fortune 500 is a registered trademark of Time Inc.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include those that refer to Ashland’s operating performance and expectations about the APAC transaction, including those statements that refer to the expected benefits of the transaction. Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. The risks, uncertainties and assumptions include the possibility that Ashland will be unable to fully realize the benefits anticipated from the transaction, and other risks that are described from time to time in the Securities and Exchange Commission (SEC) reports of Ashland. Other factors and risks affecting Ashland are contained in Ashland’s Form 10-K, as amended, for the fiscal year ended Sept. 30, 2005, filed with the SEC and available on Ashland’s Investor Relations website at www.ashland.com/investors or the SEC’s website at www.sec.gov. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.